Exhibit 3.1(b)

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “EMERALD ESG ACQUISITION CORP.”, CHANGING ITS NAME FROM "EMERALD ESG ACQUISITION CORP." TO "FTAC EMERALD ACQUISITION CORP.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF NOVEMBER, A.D. 2021, AT 4:47 O`CLOCK P.M.

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:47 PM 11/12/2021	STATE OF DELAWARE
FILED 04:47 PM 11/12/2021
SR 20213783972 - File Number 5183450	CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

EMERALD ESG ACQUISITION CORP.

Emerald ESG Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL") (hereinafter called the "Corporation"), does hereby certify:

FIRST: The initial Certificate of Incorporation of the Corporation (the "Certificate of fucorporation") was filed in the office of the Secretary of State of Delaware on February 19, 2021. Subsequently, since the filing of the Certificate of Incorporation, an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on May 6, 2021 (the "Amended and Restated Certificate of Incorporation").

SECOND: That the Board of Directors of the Corporation, by unanimous written consent of its members, adopted the following resolution with respect to filing of an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Amendment"):

WHEREAS, the Board of the Corporation deems it desirable and in the best interests of the Corporation to change the name of the Corporation, pursuant to Section 242 of the DGCL, from "Emerald ESG Acquisition Corp." to "FTAC Emerald Acquisition Corp." and amend the Amended and Restated Certificate of fucorporation pursuant to the Certificate of Amendment filed in the State of Delaware.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Amendment be, and hereby is, approved and authorized; and, in connection therewith, that each officer of the Corporation and each other person authorized by each such officer (each, an "Authorized Person", and, collectively, the "Authorized Persons") is hereby authorized, empowered and directed to execute and deliver, on behalf of the Corporation, the Certificate of Amendment, together with such changes, additions and omissions thereto as any Authorized Person shall approve, such approval to be evidenced conclusively by such Authorized Person's execution and delivery of such Certificate of Amendment, and such changes, additions and omissions are hereby further authorized and approved.

THIRD: That the aforesaid resolution was duly adopted by the Board of Directors of the Corporation in accordance with the applicable provision of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the Amended and Restated Certificate of Incorporation of the Corporation accordingly is hereby amended by deleting Article I thereof in its entirety and replacing it with the following new Article I:

"ARTICLE I

NAME

The name of the corporation is FTAC Emerald Acquisition Corp."

*******

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by an authorized officer of the Corporation this 12th day ofNovember, 2021.

EMERALD ESG ACQUISITION CORP.

By:	Isl Bracebridge H. Young. Jr.
Name:	Bracebridge H. Young, Jr.
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Amendment of Certificate of Incorporation]